Schedule 13G
Exhibit A

Identification and Classification of Members of Subsidiaries

Elf Aquitaine

Elf Aquitaine, a company organized under the laws of France, is a 99.4% held subsidiary of Total S.A. Elf Aquitaine is a holding company. The address of Elf Aquitaine’s principal business and office is 2, place de la Coupole, La Défense 6, 92400 Courbevoie, France.

Elf Aquitaine beneficially owns the following shares:

Amount beneficially owned:	141,492,295
Percent of class:	19.31%; percent of voting rights, 27.59%
Number of shares as to which such person has:

Sole power to vote:	-0-
Shared power to vote:	141,492,295 (shares carry double voting rights)
Sole power to dispose of:	-0-
Shared power to dispose of:	141,492,295

Valorisation et Gestion Financière

Valorisation et Gestion Financière, a company organized under the laws of France, is a wholly owned subsidiary of Elf Aquitaine, itself a 99.4% held subsidiary of Total S.A. The principal business of Valorisation et Gestion Financière is to hold certain investments on behalf of Total S.A. The address of Valorisation et Gestion Financière’s principal business and office is 2, place de la Coupole, La Défense 6, 92400 Courbevoie, France.

Valorisation et Gestion Financière beneficially owns the following shares:

Amount beneficially owned:	36,984,178
Percent of class:	5.05%; percent of voting rights, 7.21%
Number of shares as to which such person has:

Sole power to vote:	-0-
Shared power to vote:	36,984,178 (shares carry double voting rights)
Sole power to dispose of:	-0-
Shared power to dispose of:	36,984,178

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